Exhibit 10.18
Peter A. Darbee Chairman of the Board Chief Executive Officer and President	1 Market, Spear Tower Suite 2400 San Francisco CA 94105 415.267.7118 Fax: 415.267.7252

March 9, 2007

Mr. John Simon
5403 South Chester Court
Greenwood Village, CO  80111

Dear Hyun:

On behalf of PG&E Corporation, I am pleased to extend an invitation to you to join our organization as Senior Vice President, Human Resources, reporting to me.

Your initial total compensation package will consist of the following:

1.	An annual base salary of $325,000 ($27,083.33/month) subject to possible increases through our annual salary review plan.

2.
A one-time bonus of $100,000 payable within 60 days of your date of hire, subject to normal tax withholdings.  Should you leave the company or should your employment be terminated for cause within two years of your date of hire, a prorated amount of this bonus must be refunded to the company.

3.
A target incentive of $162,500 (50% of your base salary) in an annual short-term incentive plan under which your actual incentive dollars may range from zero to $325,000 based on performance relative to established goals.  This incentive will be prorated for the number of months worked from your date of hire and will be payable in 2008.

4.
Participation in the PG&E Corporation Long-Term Incentive Plan (LTIP) as a band 3 officer.  Grants under the LTIP are currently split equally between restricted stock and performance shares, and are generally made annually on the first business day of the year.  Your initial LTIP grant will be made on your date of hire, and will have an estimated value of $300,000.  This estimated value is used only for the purpose of determining the number of shares for your grant, which will be based on the closing price of PG&E Corporation common stock (PCG) on your date of hire.  The ultimate value that you realize from these grants will depend upon your employment status and the performance of PG&E Corporation common stock.

5.	A one-time supplement LTIP grant with an estimated current value of $200,000. This grant will be apportioned and made in the same manner as the grant described in item 5.

6.
Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP).  The basic benefit payable from the SERP at retirement is a monthly annuity equal to the product of 1.7% x [average of the three highest years’ combination of salary and annual incentive for the last ten years of service] x years of credited service x 1/12 less any amounts paid or payable from the Pacific Gas and Electric Company Retirement Plan (RP).

Mr. Simon
March 9, 2007

7.	Conditioned upon meeting plan requirements, you will also be eligible for post-retirement life insurance and post-retirement medical benefits upon retirement under the RP.

8.
Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) defined contribution plan.  You will be eligible to contribute as much as 20% of your salary on either a pre-tax or after-tax basis, subject to legal limits.  After your first year of service, we will match contributions you make, up to 3% of your salary, at 75 cents on each dollar contributed for the second and third years of your employment.  Thereafter, we will match contributions up to 6% of your salary at 75 cents on each dollar contributed.

9.
Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified deferred compensation plan.  You may elect to defer payment of some of your compensation on a pre-tax basis.  We will provide you with the full matching contributions that cannot be provided through the RSP due to legal limitations imposed on highly compensated employees.

10.
As a result of your officer level (officer band 3), you will become an eligible participant under Executive Stock Ownership Program effective January 1, 2008.  As an ancillary benefit to that program, you will also be eligible to receive financial counseling from The AYCO Company at a subsidized rate to assist you in your understanding of our compensation and benefits programs and how those programs can help you to achieve financial security.

11.
Participation in a cafeteria-style benefits program that permits you to select coverage tailored to your personal needs and circumstances.  The benefits you elect will be effective the first of the month following the date of your hire.

12.
PG&E Corporation also offers a paid-time off (PTO) program.  You will be eligible for 200 (25 days) per year.  You will accrue PTO at rate of approximately 17 hours per month, provided that you work full-time for the month.  In addition, PG&E Corporation recognizes ten paid company holidays annually and provides three floating holidays immediately upon hire and at the beginning of each year.

13.	An annual perquisite allowance of $20,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations.

14.
A comprehensive executive relocation assistance package, including: (1) the reimbursement of closing costs on the sale of your current residence, contingent upon using a PG&E-designated relocation company and purchasing a new residence, (2) the move of your household goods, including 60 days of storage and the movement of the goods out of storage, and (3) a lump sum payment of $10,000 payable within 60 days of your date of employment.  In addition, the package will include financial assistance in the form of a monthly mortgage subsidy of $3,000 (applicable to interest only) for a period of 36 months.  This subsidy is contingent upon the following: (1) your purchase of a principal residence (within 50 miles of your work location) within one year of your date of hire, (2) your satisfying typical mortgage qualification criteria, and (3) use of a company-designated lender.  Should you have any questions regarding the relocation package, please contact Denise Nicco, Director of Relocation at (415) 973-3814.

Mr. Simon
March 9, 2007

This offer is contingent upon your passing a comprehensive background verification including a credit check and security clearance assessment, and a standard drug analysis test.  We will also need to verify your eligibility to work in the United States based on applicable immigration laws.  In addition, your election as an officer of PG&E Corporation is subject to approval by the Board of Directors of PG&E Corporation, and elements of your compensation are subject to approval by the Nominating, Compensation, and Governance Committee of the Board of Directors of PG&E Corporation.

I look forward to your joining our team and believe you will make a strong contribution to the achievement of our being the leading utility in the United States.  I would appreciate receiving your written acceptance of this offer as soon as possible.  Please call me at any time if you have questions.

Sincerely,

/s/ PETER A. DARBEE

PETER A. DARBEE

Attachment

This is to confirm my acceptance of PG&E Corporation’s offer as Senior Vice President, Human Resources as outlined above.

JOHN R. SIMON
(Signature and Date)